NOTE EXCHANGE AGREEMENT

This Note Exchange Agreement (this “Agreement”), dated as of June __, 2016, is made by and between QuantumSphere, Inc., a Nevada corporation (the “Company”), and Francis Poli (the “Holder”).

WHEREAS, pursuant to that certain Promissory Note, dated January 15, 2016, and maturing on July 15, 2016, of the Company in the original principal amount of Seventy Five Thousand and 00/100 Dollars ($75,000,00) (the “Original Note”); and

WHEREAS, the Company and the Holder desire to enter into this Agreement and that certain Securities Purchase Agreement, dated as of the date hereof, by and between the Company and the Holder (the “Purchase Agreement”), pursuant to which the Holder shall exchange the Original Note for a new note on the terms and in the form set forth in Annex I hereto in the initial aggregate principal amount of Seventy Five Thousand and 00/100 Dollars ($75,000,00) (the “New Note”) in reliance upon the exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Company and the Holder mutually agree as follows.

Article 1

EXCHANGE OF NOTES

1.1 Issuance of New Note in Exchange for Original Note. In full satisfaction of the obligations of the Company under the outstanding Original Note, on the date hereof (the “Closing Date”), the Company shall issue the New Note to the Holder in exchange for the Original Note, without payment of any additional consideration (the “Exchange”), subject to the terms of the Purchase Agreement. As a result of the Exchange, the Original Note shall cease to be an outstanding obligation of the Company.

Article 2

REPRESENTATIONS AND WARRANTIES

2.1 Company Representations and Warranties. Each of the representations and warranties (together with any related disclosure schedules thereto) made by the Company in the Purchase Agreement is hereby incorporated herein by reference (as though fully restated herein). The Company hereby represents and warrants that the Exchange and the issuance of the New Note are duly authorized and the any shares of common stock, par value $0.001 per share, of the Company that may be issued to the Holder pursuant to the terms of the New Note shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances. The Company understands that the Exchange is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act and agrees not to take any position contrary to such understanding.

2.2 Holder Representations and Warranties. Each of the representations and warranties (together with any related disclosure schedules thereto) made by the Holder in the Purchase Agreement is hereby incorporated herein by reference (as though fully restated herein).

Article 3

CONDITIONS RELATING TO THE CLOSING

3.1 Conditions to the Obligations of the Holder at the Closing.

The obligation of the Holder to consummate the transactions to be performed hereunder are, unless otherwise indicated, subject to the satisfaction of the following conditions as of the Closing Date, unless such conditions are waived by such Holder with respect to the Closing Date:

(a) Consents, Permits, and Waivers. The Company shall have obtained any and all approvals, consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

(b) Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance of the New Note pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date.

Article 4

MISCELLANEOUS

4.1 Further Assurances. The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Holder to carry out the provisions and purposes of this Agreement.

4.2 Remedies. In case any one or more of the representations, warranties, covenants or agreements set forth in this Agreement or the Note shall have been breached by a party, the other party may proceed to protect and enforce its rights either by suit in equity or by action at law, including an action for damages as a result of any such breach or an action for specific performance of any such covenant or agreement contained in this Agreement and may exercise all remedies under the New Note.

4.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto, the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

4.4 Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and the Holder and their respective successors and permitted assigns. Subject to applicable federal, state and provincial securities laws and regulations, the Holder may freely assign either this Agreement or any of its rights, interests, or obligations hereunder or under the Note without the prior written approval of the Company.

4.5 Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto (including the New Note) which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4.6 Amendments, Modifications and Waivers. The terms and provisions of this Agreement and the New Note may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the Company and the Holder.

4.7 Governing Law; Waiver of Jury Trial. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

4.8 Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

4.9 Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Note Exchange Agreement as of the date first written above.

QUANTUMSPHERE, INC.

By:
Name:	Kevin Maloney
Title:	Chief Executive Officer and President

FRANCIS POLI

By:
Francis Poli

ANNEX I

[NEW NOTE]